Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) our report relating to the consolidated financial statements of The Procter & Gamble Company and subsidiaries dated August 7, 2015 (October 26, 2015 as to the effects of the Beauty Brands divestiture described in Note 13), appearing in the Current Report on Form 8-K of The Procter & Gamble Company dated October 26, 2015, (2) our report relating to the effectiveness of The Procter & Gamble Company and subsidiaries' internal control over financial reporting dated August 7, 2015, appearing in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2015, and (3) our report dated June 23, 2015 appearing in the Annual Report on Form 11-K of The Procter & Gamble Commercial Company Employees' Savings Plan for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
December 9, 2015